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                                                                   EXHIBIT 1.1


                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT

         THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "AMENDMENT") is made as of January 15, 1997, by and between WESTERN DIGITAL CORPORATION, a Delaware corporation (the "COMPANY"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation (successor-in-interest to First Interstate Bank, Ltd.) (the "RIGHTS AGENT"), for the purpose of amending that certain Rights Agreement dated as of December 1, 1988, by and between the Company and the Rights Agent, as amended by that certain Amendment No. 1 to Rights Agreement dated as of August 10, 1990, by and between the Company and the Rights Agent (collectively, the "RIGHTS AGREEMENT"). Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement.


                                R E C I T A L S

         A. Pursuant to Section 26 of the Rights Agreement, the Company may, prior to the Distribution Date and in its sole and absolute discretion, amend any portion of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock.

         B. The Rights Agent is required under Section 26 of the Rights Agreement to execute any such amendment upon delivery of a certificate from an appropriate officer of the Company stating that the proposed amendment is in compliance with Section 26 of the Rights Agreement.

         C. Pursuant to resolutions duly adopted on January 9, 1997, the Board of Directors of the Company has determined that this Amendment is in the best interests of the Company and its stockholders and has directed the officers of the Company to execute this Amendment and deliver it to the Rights Agent.

         NOW, THEREFORE, in consideration of the foregoing, the Company and the Rights Agent hereby amend the Rights Agreement as follows, this Amendment to be effective upon execution by the Rights Agent.

                               A M E N D M E N T

         1. Section 7(b) shall be amended only to replace the figure $50.00 as set forth therein with the figure $300.00. Accordingly, Section 7(b) shall read in its entirety as follows:

                 (b) The Purchase Price for each one one-hundredth of a share of Preferred Stock pursuant to the exercise of a Right shall initially be $300.00, and shall be subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof and shall be payable in accordance with paragraph (c) below.


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         IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of the date first written above.


                                    WESTERN DIGITAL CORPORATION

                                    By:  /s/ MICHAEL A. CORNELIUS
                                         -------------------------------------
                                         Michael A. Cornelius
                                         Vice President-Law and Administration
                                         and Corporate Secretary

                                   AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

                                   By:   /s/ JOSEPH F. WOLF
                                         -------------------------------------
                                         Joseph F. Wolf
                                         Vice President







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